EXHIBIT-99.2E

DISTRIBUTION REINVESTMENT PLAN

American Stock Transfer & Trust Company, LLC (“Plan Agent”) will act as plan agent for stockholders who have not elected in writing to receive dividends and other distributions in cash (each a “Participant”), will open an account for each Participant under the Distribution Reinvestment Plan (“Plan”) in the same name as their then current Common Stock is registered, and will put the Plan into effect for each Participant as of the first record date for a dividend or capital gains distribution.

Whenever the Fund declares a dividend or distribution with respect to the Common Stock, each Participant will, except as described in the next paragraph, receive such dividends and distributions in additional newly-issued shares of Common Stock, including fractional shares of Common Stock acquired by the Plan Agent from the Fund and credited to each Participant’s account. If on the payment date for a cash dividend or distribution, the net asset value is equal to or less than the market price per share of Common Stock plus estimated brokerage commissions, the Plan Agent shall automatically receive such shares of Common Stock, including fractions, for each Participant’s account. The Fund’s initial stockholder has approved the Fund issuing new shares of Common Stock at times when the NAV exceeds the market price per share of Common Stock. Except in the circumstances described in the next paragraph, the number of additional shares of Common Stock to be credited to each Participant’s account shall be determined by dividing the dollar amount of the dividend or distribution payable on their Common Stock by the greater of the net asset value per share of Common Stock determined as of the date of purchase or 95% of the then current market price per share of Common Stock on the payment date.

Should the net asset value per share of Common Stock exceed the market price per share of Common Stock plus estimated brokerage commissions on the payment date for a cash dividend or distribution, and the Fund has not determined to issue new shares of Common Stock, the Plan Agent or a broker-dealer selected by the Plan Agent shall endeavor, for a purchase period lasting until the last business day before the next date on which the Common Stock trade on an “ex- dividend” basis, but in no event, except as provided below, more than 30 days after the payment date, to apply the amount of such dividend or distribution on each Participant’s Common Stock (less their pro rata share of brokerage commissions incurred with respect to the Plan Agent’s open- market purchases in connection with the reinvestment of such dividend or distribution) to purchase Common Stock on the open market for each Participant’s account. No such purchases may be made more than 30 days after the payment date for such dividend or distribution except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities laws. If, at the close of business on any day during the purchase period the net asset value per share of Common Stock equals or is less than the market price per share of Common Stock plus estimated brokerage commissions, the Plan Agent will not make any further open-market purchases in connection with the reinvestment of such dividend or distribution. If the Plan Agent is unable to invest the full dividend or distribution amount through open-market purchases during the purchase period, the Plan Agent shall request that, with respect to the uninvested portion of such dividend or distribution amount, the Fund issue new Common Stock at the close of business on the earlier of the last day of the purchase period or the first day during the purchase period on which the net asset value per share of Common Stock equals or is less than the market price per share of Common Stock, plus estimated brokerage commissions, such Common

Stock to be issued in accordance with the terms specified in the third paragraph hereof. These newly issued Common Stock will be valued at the then-current market price per share of Common Stock at the time such Common Stock is to be issued.

For purposes of making the reinvestment purchase comparison under the Plan, (a) the market price of the Common Stock on a particular date shall be the last sales price on the NYSE (or if the Common Stock are not listed on the NYSE, such other exchange on which the Common Stock are principally traded) on that date, or, if there is no sale on such exchange (or if not so listed, in the OTC market) on that date, then the mean between the closing bid and asked quotations for such Common Stock on such exchange on such date and (b) the net asset value per share of Common Stock on a particular date shall be the net asset value per share of Common Stock most recently calculated by or on behalf of the Fund. All dividends, distributions and other payments (whether made in cash or Common Stock) shall be made net of any applicable withholding tax.

Open-market purchases provided for above may be made on any securities exchange where the Fund’s Common Stock are traded, in the OTC market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Each Participant’s uninvested funds held by the Plan Agent will not bear interest, and it is understood that, in any event, the Plan Agent shall have no liability in connection with any inability to purchase Common Stock within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the Common Stock acquired for each Participant’s account. For the purpose of cash investments, the Plan Agent may commingle each Participant’s funds with those of other stockholders of the Fund for whom the Plan Agent similarly acts as agent, and the average price (including brokerage commissions) of all Common Stock purchased by the Plan Agent as Plan Agent shall be the price per share of Common Stock allocable to each Participant in connection therewith.

The Plan Agent may hold each Participant’s Common Stock acquired pursuant to the Plan together with the Common Stock of other stockholders of the Fund acquired pursuant to the Plan in noncertificated form in the Plan Agent’s name or that of the Plan Agent’s nominee. The Plan Agent will forward to each Participant any proxy solicitation material and will vote any Common Stock so held for each Participant only in accordance with the instructions set forth on proxies returned by the Participant to the Fund.

The Plan Agent will confirm to each Participant each acquisition made for their account as soon as practicable but not later than 60 days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock, no certificates for a fractional share of Common Stock will be issued. However, dividends and other distributions on fractional shares of Common Stock will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the Common Stock at the time of termination, less the pro rata expense of any sale required to make such an adjustment.

Any Common Stock dividends or split of shares of Common Stock distributed by the Fund on Common Stock held by the Plan Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the Common Stock held for each Participant under the Plan will be added to other Common Stock held by the Participant in calculating the number of rights to be issued to each Participant.

The Plan Agent’s service fee for handling capital gains and other distributions or income dividends will be paid by the Fund. Participants will be charged their pro rata share of brokerage commissions on all open-market purchases.

Each Participant may terminate their account under the Plan by notifying the Plan Agent in writing. Such termination will be effective immediately if the Participant’s notice is received by the Plan Agent not less than ten days prior to any dividend or distribution record date, otherwise such termination will be effective the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by the Plan Agent or the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund.

These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of their account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of any Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for each Participant’s account, all dividends and distributions payable on Common Stock held in their name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

The Plan Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Agent’s negligence, bad faith, or willful misconduct or that of its employees.

These terms and conditions will be governed by the laws of the State of Maryland.

Reinvested dividends and distributions are taxed in the same manner as cash dividends and distributions — i.e., reinvestment in additional Common Stock does not relieve stockholders of, or defer the need to pay, any income tax that may be payable (or that is required to be withheld)

on Fund dividends and distributions. Participants should contact their tax professionals for information on how the Plan impacts their personal tax situation.

Additional information about the Plan may be obtained from your broker. To obtain information on how to change your distribution option from the Plan to cash distributions, or vice versa, contact your broker or, if you own shares of Common Stock directly, call the Plan Agent at 1-866-227-2136. The Plan Agent’s address is 6201 15th Avenue, Brooklyn, NY, 11219.